Exhibit 99.1

Prometheus Biosciences Reports Second Quarter 2021 Financial Results and Highlights Recent Corporate Progress

- Initiated Phase 2 study of PRA023 and its companion diagnostic in in Ulcerative Colitis (UC) and Phase 2a study of PRA023 and its companion diagnostic in Crohn’s disease (CD) -

-Final Phase 1a trial results of PRA023 in normal healthy volunteers expected in fourth quarter 2021 -

-Strong cash position of $304 million as of June 30, 2021 -

SAN DIEGO, August 11, 2021 – Prometheus Biosciences, Inc. (Nasdaq: RXDX), a clinical-stage biotechnology company pioneering a precision medicine approach for the discovery, development, and commercialization of novel therapeutic and companion diagnostic products for the treatment of immune-mediated diseases, starting first with inflammatory bowel disease (IBD), today reported financial results for the quarter ended June 30, 2021, and highlighted recent corporate progress.

“Our team has made tremendous progress in the last several months with a continued focus on achieving our corporate milestones, most importantly, the initiation of the Phase 2 and Phase 2a studies for our lead program, PRA023, in Ulcerative Colitis and Crohn’s disease, as well as the achievement of a significant partnering milestone which further validates our platform,” said Mark McKenna, President and CEO of Prometheus. “As we look ahead, the team is highly focused on rapidly enrolling and executing our clinical trials, while also expanding our precision-medicine approach to other immune-mediated diseases beyond IBD.”

Second Quarter 2021 and Recent Corporate Highlights

Initiated global Phase 2 ARTEMIS-UC clinical trial of PRA023 in Ulcerative Colitis (UC). Prometheus’ Phase 2 ARTEMIS-UC clinical trial is currently enrolling patients with moderate-to-severely active UC who have failed conventional therapy, including biologics. The trial is a 12-week, double-blind, placebo-controlled, randomized study to evaluate the efficacy and safety of PRA023 in patients with UC. The initial cohort is statistically powered to evaluate the efficacy of PRA023 in patients with UC. The expansion cohort is statistically powered to further evaluate the effectiveness of a companion diagnostic in patients with UC. Topline results for the Phase 2 ARTEMIS-UC trial are expected in 4Q 2022.

Initiated global Phase 2a APOLLO-CD clinical trial of PRA023 in Crohn’s Disease (CD). Prometheus’ Phase 2a APOLLO-CD clinical trial is a 12-week open label study that is currently enrolling patients with moderate-to-severely active CD with endoscopically active disease who have failed conventional therapy, including biologics. The study will assess the efficacy of PRA023 and the effectiveness of the companion diagnostic in patients with CD. Topline results for the Phase 2a APOLLO-CD trial are expected in 4Q 2022.

Provided clinical updates of lead program, PRA023 at R&D Day. Prometheus recently held its first R&D Day and provided updates from the Phase 1a clinical trial of PRA023 in normal healthy volunteers and debuted the design of the Phase 2 and Phase 2a trial designs in patients with UC and CD.

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PRA023 was well-tolerated during the dosing phase of the Phase 1a study in normal healthy volunteers with no clinically meaningful safety signal identified, supporting the initiation of the ongoing Phase 2 and Phase 2a trials

•	6-month toxicity study was completed with no dose-limiting toxicity, enabling evaluation of long-term dosing

Received $10M milestone payment from Dr. Falk Pharma for PR600. Prometheus achieved a significant milestone in its collaboration with Dr. Falk Pharma GmbH with the selection of a clinical candidate in the PR600 program, which targets an undisclosed member of the tumor-necrosis factor superfamily for the treatment of IBD. The company expects to file an Investigational New Drug (IND) application for PR600 in 3Q 2022.

Strengthened board of directors with appointment of Fred Hassan. Prometheus appointed Mr. Hassan, the former CEO of Schering-Plough and former Chairman of Bausch & Lomb, in May 2021.

Upcoming Milestones and Events

•	Final Phase 1a trial results of PRA023 in normal healthy volunteers expected in 4Q 2021
•	New indication announcement for PRA023 in 4Q 2021
•	Investigational Device Exemption (IDE) submission of the companion diagnostic for PRA023 in 3Q 2022
•	IND to be filed for PR600 in 3Q 2022
•	Topline results from the ARTEMIS-UC Phase 2 study expected in 4Q 2022
•	Topline results from APOLLO-CD Phase 2a study expected in 4Q 2022

Second Quarter 2021 Financial Results

Cash and Cash Equivalents. As of June 30, 2021, Prometheus Biosciences had cash and cash equivalents of $304.4 million, compared to $54.2 million at the end of 2020. We received net proceeds of $73.7 million from the sale of shares of our Series D-2 convertible preferred stock and net proceeds of $199.8 million from the sale of our common stock in our IPO, both in the first quarter.

Collaboration Revenue. Revenue was $0.3 million for the second quarter ended June 30, 2021, compared to $0.2 million for the second quarter ended June 30, 2020, and $1.1 million for the first half of 2021 compared to $0.4 million for the first half of 2020, primarily due to additional revenue generated from Prometheus’ collaboration with Dr. Falk Pharma.

Research and Development (R&D) Expenses. Research and development expenses were $13.6 million for the second quarter ended June 30, 2021, compared to $4.9 million for the second quarter ended June 30, 2020, and $21.3 million for the first half of 2021 compared to $9.2 million for the first half of 2020. The increases were primarily driven by advancement of PRA023 into the clinical stage of development, as well as advancing our other development programs.

General and Administrative (G&A) Expenses. General and administrative expenses were $5.6 million for the second quarter ended June 30, 2021, compared to $1.8 million for the second quarter ended June 30, 2020, and $10.8 million for the first half of 2021 compared to $4.2 million for the first half of 2020. The increases were primarily due to an increase in expenses related to operating as a public company and an increase in personnel.

About PRA023

PRA023 is an IgG1 humanized monoclonal antibody (mAb) that has been shown to block tumor necrosis factor (TNF)-like ligand 1A (TL1A). PRA023 binds both soluble and membrane-associated human TL1A with high affinity and specificity and has the potential to substantially improve outcomes for moderate-to-severe IBD patients predisposed to increased TL1A expression. Prometheus is developing PRA023 for the treatment of the two most common forms of IBD, Ulcerative Colitis (UC) and Crohn’s disease (CD). The Company has initiated enrollment in a Phase 2 trial in UC patients and a Phase 2a trial in CD patients, each utilizing a genetic-based companion diagnostic designed to identify patients who are predisposed to increased expression of TL1A and therefore potentially more likely to respond to PRA023.

About Prometheus Biosciences

Prometheus Biosciences, Inc. is a clinical-stage biotechnology company pioneering a precision medicine approach for the discovery, development, and commercialization of novel therapeutic and companion diagnostic products for the treatment of immune-mediated diseases, starting first with inflammatory bowel disease (IBD). The Company’s precision medicine platform, Prometheus360, combines proprietary bioinformatics discovery methods with one of the world’s largest gastrointestinal bioinformatics databases to identify novel therapeutic targets and develop therapeutic candidates to engage those targets. Prometheus is headquartered in San Diego, CA.

Forward Looking Statements

Prometheus cautions readers that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on our current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the potential to rapidly enroll and execute our clinical trials and expand our approach to other immune-mediated diseases beyond IBD; and Prometheus’ expected timing of topline results for its Phase 2 and 2a trials, final Phase 1a study results and new indication announcement for PRA023, IDE submission for the companion diagnostic, and to file an IND for PR600. The inclusion of forward-looking statements should not be regarded as a representation by Prometheus that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: Prometheus’ approach to the discovery and development of precision medicines based on Prometheus360TM is unproven, and the company may not be able to develop any therapeutics or companion diagnostic products of commercial value; potential delays in the commencement, enrollment and completion of clinical trials and preclinical studies, including due to the COVID-19 pandemic; Prometheus’ dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing, and potential supply chain disruptions related to the COVID-19 pandemic; Prometheus’ ability to develop a companion diagnostic for PRA023; the success of clinical trials and preclinical studies for its product candidates and companion diagnostics; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; regulatory developments in the United States and foreign countries; Prometheus may not realize any benefits from our collaboration with Dr. Falk; and other risks described in our prior press releases and filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our most recent quarterly report on Form 10-Q and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Prometheus Biosciences, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Collaboration revenue	$326	$179	$1,086	$407
Operating expenses:
Research and development	13,554	4,923	21,312	9,188
General and administrative	5,618	1,810	10,840	4,197
Total operating expenses	19,172	6,733	32,152	13,385
Loss from operations	(18,846)	(6,554)	(31,066)	(12,978)
Other income (expense), net	(153)	(597)	(1,878)	(1,127)
Loss from continued operations	(18,999)	(7,151)	(32,944)	(14,105)
Loss from discontinued operations	—	(1,289)	—	(7,463)
Net loss	$(18,999)	$(8,440)	$(32,944)	$(21,568)
Net loss per share, basic and diluted
Continued operations	$(0.49)	$(5.02)	$(1.39)	$(10.08)
Discontinued operations	$—	$(0.90)	$—	$(5.34)
Net loss per share, basic and diluted	$(0.49)	$(5.93)	$(1.39)	$(15.42)
Weighted average common shares outstanding - basic and diluted	38,813,865	1,424,445	23,660,559	1,398,748

Prometheus Biosciences, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30, 2021	December 31, 2020
Assets
Cash, cash equivalents	$304,389	$54,201
Other current assets	7,200	3,255
Total current assets	311,589	57,456
Other assets	1,577	2,177
Total assets	$313,166	$59,633

Liabilities and Stockholders' Equity
Current liabilities	$17,698	$15,255
Long-term liabilities	13,040	15,896
Total liabilities	30,738	31,151
Convertible preferred stock	—	126,023
Total stockholders' equity	282,428	(97,541)
Total liabilities and stockholders' equity	$313,166	$59,633

Company Contact:

Noel Kurdi

VP Investor Relations and Communications

(646) 241-4400

nkurdi@prometheusbiosciences.com

Media Contact:

Jake Robison

CanaleComm, an Ashfield Health Company

(619) 849-5383

jake.robison@canalecomm.com